                            ARTICLES OF ORGANIZATION
                                       OF
                              IMAX INDIANAPOLIS LLC

     These Articles of Organization of IMAX INDIANAPOLIS LLC (the "Company"), are dated as of the 23rd day of January, 2001, and are being executed and filed by the undersigned person pursuant to the Indiana Business Flexibility Act (the "Act"):


                                    ARTICLE I

                                      Name

     The name of the Company is Imax Indianapolis LLC.


                                   ARTICLE II

                           Registered Office and Agent

     The street address of the Company's registered office in the State of Indiana at the time of filing these Articles of Organization is 2300 One American Square, Indianapolis, Indiana 46282, and the name of its registered agent at such office is currently Andrew A. Kleiman.


                                   ARTICLE III

                                Term of Existence

     The latest date on which the Company is to dissolve is December 31, 2049 unless sooner dissolved in accordance with the Act or the Company's Operating Agreement as in effect from time to time hereafter.


                                   ARTICLE IV

                              Managers and Officers

     The Company may be managed by managers and/or officers.

     IN WITNESS WHEREOF, the undersigned person has executed these Articles of Organization as of the date first above written.



                               /s/ G. Mary Ruby
                           --------------------------
                                  G. Mary Ruby